United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2021

CLARUS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34767 (Commission File Number)	58-1972600 (IRS Employer Identification Number)

2084 East 3900 South, Salt Lake City, Utah (Address of principal executive offices)	84124 (Zip Code)

Registrant’s telephone number, including area code: (801) 278-5552

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $.0001 per share	CLAR	NASDAQ Global Select Market

Item 1.01.    Entry into a Material Definitive Agreement

On October 26, 2021, Clarus Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with BofA Securities, Inc. (“BofA”), as representative of the several underwriters named therein (the “Underwriters”), relating to the public offer and sale (the “Offering”) of 2,750,000 shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”), at a price to the public of $27.00 per share. The Underwriters received an underwriting discount of 6%, or $1.62 per share, in connection with the sale of the shares of Common Stock in the offering. The net proceeds to the Company from the offering, before expenses, were approximately $69,795,000. The Company intends to use a portion of the net proceeds of the offering for the repayment in full of approximately $65.0 million in aggregate principal amount under the revolving loan facility available pursuant to the Company's credit agreement and the remaining portion of the net proceeds from the offering for general corporate purposes, including capital expenditures and potential acquisitions.

In addition, the Company granted the Underwriters a 30-day option to purchase up to 412,500 additional shares of Common Stock on the same terms and conditions. The closing of the offering of 2,750,000 shares of Common Stock occurred on October 29, 2021.

The Underwriting Agreement contains customary representations, warranties and covenants of the Company, indemnification rights and obligations of the parties and termination provisions. Pursuant to the Underwriting Agreement, the Company agreed to indemnify the Underwriters against certain specified types of liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), to contribute to payments the Underwriters may be required to make in respect of these liabilities and to reimburse the Underwriters for certain expenses.

An affiliate of BofA Securities, Inc., is a lender with respect to amounts currently outstanding under the Company’s credit agreement and may receive a ratable portion of any part of the proceeds of this Offering used to repay borrowings outstanding under the credit agreement. Additionally, in the ordinary course of business, some of the Underwriters or their affiliates have from time to time in the past provided, and may from time to time in the future provide, investment banking services to us for which they have in the past received, and may in the future receive, customary fees.

The Common Stock was offered and sold pursuant to a prospectus dated April 8, 2021, a preliminary prospectus supplement filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 25, 2021 and a final prospectus supplement filed with the SEC on October 28, 2021, in connection with a takedown from the Company’s shelf registration statement on Form S-3 (File No. 333-254105) declared effective by the SEC on April 8, 2021.

The foregoing description of the material terms of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is attached hereto as Exhibit 1.1 and incorporated herein by reference.

In connection with the offering, Kane Kessler, P.C. has provided the Company with an opinion regarding the legality of the shares of Common Stock. A copy of the opinion is attached to this report as Exhibit 5.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit	Description

1.1	Underwriting Agreement dated as of October 26, 2021 by and among Clarus Corporation, on the one hand, and BofA Securities, Inc., as representative of the several underwriters named therein, on the other hand

5.1	Opinion of Kane Kessler, P.C.

23.1	Consent of Kane Kessler, P.C. (included in Exhibit 5.1)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 29, 2021

CLARUS CORPORATION

By:	/s/ Aaron J. Kuehne
Name:	Aaron J. Kuehne
Title:	Executive Vice President and Chief Financial Officer